(Letterhead of Leonard W. Burningham, Esq.)

October 22, 1996


U.S. Securities and Exchange Commission
450 5th Street, N.W.
Washington, D.C.  20549


Re:    Consent to be named in the S-8 Registration Statement of Wealth
International, Inc., a Nevada corporation (the "Registrant"), SEC File
No. 33-05844-NY, to be filed on or about October 23, 1996, covering the registration and issuance of 425,000 shares of common stock to six individual consultants, on the exercise of certain options granted under a written compensation agreement.


Ladies and Gentlemen:

          I hereby consent to be named in the above referenced Registration Statement of the Registrant.

                                   Sincerely yours,

                                   /s/ Leonard W. Burningham

cc:   Wealth International, Inc.


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